Exhibit 4.6

LOAN AGREEMENT

This Loan Agreement (this “Loan Agreement”) is made and entered into as of the 12 day of October 2021 (the “Effective Date”) between Medigus Ltd., a company organized under the State of Israel, with principal offices at Omer Industrial Park, No.7A, P.O. Box 3030, Omer 8496500, Israel (the “Lender”), and Gix Internet Ltd. (f/k/a Algomizer Ltd.), a company organized under the State of Israel, with principal offices at Arieh Shenkar, 12, Herzliya 4672514, Israel (the “Borrower”). Each of the Lender and the Borrower shall be referred to as “Party” and together as the “Parties”.

WHEREAS,	the Lender is a shareholder of the Borrower; and

WHEREAS,	the Lender has agreed to extend to the Borrower a loan in a principal amount of NIS 4,000,000 and the Borrower has agreed to receive such loan from the Lender, under the terms and conditions set forth herein.

NOW, THEREFORE, it is declared and stipulated between the parties as follows:

1.	Loan Amount; Interest; Utilization of the Loan

1.1.	Subject to the terms and conditions set forth herein, the Lender shall extend to the Borrower a loan in a principal amount of NIS 4,000,000 (the “Principal Amount”).

1.2.	The Principal Amount shall be transferred to the Borrower’s bank account, the details of which shall be provided in writing to the Lender by the Borrower by wire transfer of immediately available funds, upon the execution of this Loan Agreement.

1.3.	The Principal Amount shall bear interest at a rate equivalent to the minimal interest rate recognized and attributed by the Israel Tax Authority, as such may be adjusted from time to time (the “Interest”), accruing from the date of the actual disbursement of the Principal Amount through the date of the repayment in full of the Principal Amount.

1.4.	The Interest will be calculated on the basis of the actual number of days elapsed in a year consisting of 365 days.

2.	Loan Repayment

2.1.	The Borrower shall repay in full the Principal Amount, together with the accrued Interest thereon (the “Loan Amount”), in one (1) payment upon the earliest of: (i) the closing of a rights offering by the Borrower for an aggregate amount of at least NIS 12,000,000 or (ii) June 30, 2022 (the “Repayment Date”).

2.2.	Notwithstanding anything to the contrary, the Borrower may elect to repay a part or all of the Loan Amount earlier than contemplated in Section 2.1 with no penalty, premium or other fee or payment.

2.3.	Payment to the Lender of the Loan Amount shall be made in NIS only by wire transfer of immediately available funds to the Lender’s bank account, the details of which shall have been provided in writing to the Borrower, no later than three (3) business days in advance of such payment date.

2.4.	Upon full repayment of the Loan Amount, all rights of the Lender with respect to this Loan Agreement shall terminate.

2.5.	All payments due hereunder shall be made without any counterclaim, setoff or deduction whatsoever.

3.	Events of Default .

3.1.	Notwithstanding the aforesaid, the Lender may declare the entire Loan Amount, due and payable at any time upon the earlier of any of the following events:

3.1.1.	the Borrower fails to pay any sum under this Agreement on the Repayment Date or fails in any material respect to comply with any provision of this Agreement;

3.1.2.	the Borrower commences negotiations with any one or more of its creditors with a view to the general readjustment or rescheduling of its indebtedness;

3.1.3.	the Borrower makes a general assignment for the benefit of, or a composition with, its creditors;

3.1.4.	the Borrower passes any resolution or takes any corporate action, or a petition is presented or proceedings are commenced, or any action is taken by any person for the winding-up, dissolution, or re-organization or for the appointment of a liquidator, receiver, trustee or similar officer of the Borrower or of any or all of its revenues or assets; or

3.1.5.	any distress, execution, attachment or other legal process is levied, or enforced on or sued against all or any material part of the property or assets of the Borrower.

3.2.	The Borrower shall notify the Lender in writing within 48 hours from the time such event first becomes known to the Borrower.

4.	Miscellaneous

4.1.	Entire Agreement. This Agreement is the entire Agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and arrangements between the parties hereto with respect to the subject matter hereof.

4.2.	Waiver. A failure by any of the parties to this Agreement to assert its rights for or upon any breach of this Agreement or any such other agreement shall not be deemed a waiver of such rights nor shall any waiver be implied from any act. No waiver in writing by a Party with respect to any right shall extend its effect to any subsequent breach either of like or different kind.

4.3.	Severability. In the event that any part or parts of this Agreement shall be held illegal or null and void by any court or administrative body of competent jurisdiction, such determination shall not affect the remaining parts of this or such agreement and they shall remain in full force and effect as if such part or parts determined illegal or void had not been included herein; provided, however, that nothing in this Section shall relieve any Party of any liability for breach of covenant, warranty or representation.

4.4.	Assignment. Neither this Agreement nor any rights or obligations hereunder may be assigned by any Party without the prior written consent of the other parties.

4.5.	Books. The books and accounts of the Borrower will bind the Lender in respect of the details of this Loan Agreement and/or the Principle Amount.

4.6.	Applicable Law and Dispute Resolution. All questions arising out of or concerning this Agreement or its validity, interpretation, performance or breach shall be governed and decided by application of the laws of the State of Israel and without reference to its conflict of law rules. The parties shall make good faith efforts to resolve amicably any disputes or claims arising out of this Agreement. Any dispute or claim arising out of or relating to this Agreement, or the breach thereof, which cannot be resolved by mutual agreement of the parties, shall be submitted to the exclusive jurisdiction of the competent courts in Tel-Aviv.

4.7.	Headings. The headings of the paragraphs of this Agreement are not a part of and are not intended to govern, limit or aid in the construction of any term or provision hereof.

4.8.	Counterparts: This Agreement and any amendment hereto may be executed in multiple counterparts, each of which shall be deemed an original agreement and all of which shall constitute one and the same agreement.

4.9.	Amendments. This Agreement may be amended only by the written consent of both Parties.

4.10.	Notices. Notices to be served hereunder shall be in writing as hereinafter provided and shall be served upon the parties at the address specified in the preamble of this Loan Agreement. Notices served by registered airmail shall be deemed served on the day of actual delivery by the addressee’s receipt, or at the expiration of the 7th (seventh) day after the date of mailing, whichever is earlier. Notices served by e-mail shall be deemed to be in writing and to have been served within 12 (twelve) hours of dispatch.

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IN WITNESS WHEREOF, the Parties have hereunder executed this Loan Agreement as of the date written above.

Medigus Ltd.	Gix Internet Ltd.

By:	By: